Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 which is included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2005. We have also issued our report dated February 23, 2006 accompanying the 2005 consolidated financial statements in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2005. The Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2005 is incorporated by reference in this registration statement. We hereby consent to the incorporation by reference of said reports in the accompanying registration statement of Redwood Trust, Inc. on Form S-8.
/s/ Grant Thornton LLP
San Francisco, California
August 10, 2006